Exhibit 99.1

Prudential Financial Board of Directors Elects Andrew Sullivan as Next CEO

•	Andrew Sullivan appointed CEO effective March 31, 2025

•	Caroline Feeney named Global Head of Insurance and Retirement, effective March 31, 2025

•	Charles F. Lowrey to continue in role of Executive Chairman for 18 months

•	Robert Falzon, Vice Chair, to retire after 42 years with the firm, effective July 11, 2025

•	Transition marks culmination of a thorough succession planning process

NEWARK, N.J., December 3, 2024 – (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) today announced that the Board of Directors has appointed Andrew Sullivan as its next CEO, effective March 31, 2025. Sullivan, who currently serves as executive vice president and head of International Businesses and Global Investment Management, will succeed Charles F. Lowrey. Lowrey will remain as Executive Chairman of the Board for 18 months, working with the Board and supporting and advising Sullivan.

As part of Prudential’s executive leadership team, Sullivan has played an important role in driving the company’s strategy. He currently oversees both the company’s International Insurance segment and PGIM, the firm’s $1.4 trillion global investment management business. Since joining the company in 2011, he has held successive leadership positions, including heading all of the firm’s U.S.-based businesses.

“Andy is an exceptional leader who brings a deep understanding of our businesses, our strategy, our people, and our customers to this role, and I have every confidence that he is the right leader to take Prudential into the future,” said Lowrey. “As we approach the 150th anniversary of Prudential’s founding, now is the right time to elevate the next generation of leadership, and I look forward to continuing to support Andy in my role as Executive Chairman.”

“I am honored to have the opportunity to lead this company as it embarks on its next chapter,” said Sullivan. “I would like to thank Charlie and the Board of Directors for their confidence and trust in me. Under Charlie’s leadership, Prudential has made substantial progress towards becoming a higher growth, more capital-efficient company, refined its business mix, invested in technology, and innovated new products. I look forward to working with Prudential’s leadership team and employees to advance our strategy and expand Prudential’s position as a leader in investing, insurance, and retirement security,” said Sullivan.

Having successfully led Prudential’s U.S. Businesses since 2021, Caroline Feeney will expand her role to become Global Head of Insurance and Retirement, a newly created position overseeing Prudential’s market-leading domestic and international insurance and retirement businesses, effective March 31, 2025. Feeney and incoming head of PGIM Jacques Chappuis will both report to Sullivan in his role as CEO.

“We see significant synergies across our U.S. and international insurance and retirement businesses, and bringing these capabilities together in one global division under Caroline’s leadership will create additional opportunities for collaboration and growth. I want to congratulate her on this expanded role,” said Sullivan.

The Board also announced that Vice Chair Robert Falzon will step down from the Board, effective March 31, 2025, and retire from Prudential, effective July 11, 2025. Falzon’s 42-year career with Prudential has seen him serve as executive vice president and CFO of Prudential, as well as company treasurer and managing director of PGIM Real Estate, head of PGIM’s Global Merchant Banking and Global Real Estate Securities groups and CEO of its European business.

“On behalf of the Board, I would like to thank Charlie for his leadership and continued commitment to Prudential,” said Michael A. Todman, Prudential’s Lead Independent Director. “Among many other achievements, Charlie was the principal architect of a complex strategic transformation that has positioned Prudential to be a nimble, dynamic, and high-growth company for years to come. After thoroughly considering a diverse array of candidates for the CEO role, the Board is confident that Andy is the right leader to continue this progress. I also want to thank Rob for his leadership and his many contributions to Prudential and wish him well in his retirement.”

ABOUT PRUDENTIAL

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of Sept. 30, 2024, has operations in the United States, Asia, Europe, and Latin America. PFI’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. PFI’s iconic Rock symbol has stood for strength, stability, expertise and innovation for nearly 150 years. For more information, please visit news.prudential.com.

Media Contact

Bill Launder

Head of Corporate Communications

bill.launder@prudential .com